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                                                                    EXHIBIT 10.2

                                  ANDREW WILSON
                            (CHIEF FINANCIAL OFFICER)
                              EMPLOYMENT AGREEMENT

This Andrew Wilson Employment Agreement ("Agreement") is made and effective this 6/01/03, by and between Verdisys, Inc. ("Verdisys") and Andrew Wilson, Chief Financial Officer ("CFO").

NOW, THEREFORE, the parties hereto agree as follows:

1. EMPLOYMENT.

Verdisys hereby agrees to employ Andrew Wilson as its (CFO) and Andrew Wilson hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Verdisys. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Andrew Wilson to another office or position, regardless of whether such office or position is inferior to Andrew Wilson' initial office or position, shall not be a breach of this Agreement.

2. DUTIES OF ANDREW WILSON.

The duties of Andrew Wilson shall include the performance of all of the duties typical of the office held by CFO as described in the bylaws of the Verdisys and such other duties and projects as may be assigned by a superior officer of the Verdisys, if any, or the board of directors of the Verdisys. Andrew Wilson shall devote his entire productive time, ability and attention to the business of the Verdisys and shall perform all duties in a professional, ethical and businesslike manner. Andrew Wilson will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Verdisys.

3. COMPENSATION.

Andrew Wilson will be paid compensation during this Agreement as follows:

A. A base salary of $150,000.00 year one, $180,000.00 year two and $210,000.00 year three payable in installments according to the Verdisys' regular payroll schedule. The anniversary for these salary schedule increases will be fiscal year end of each year.

B. A Management By Objectives (MBO) plan will be made available as additional incentive salary in a separate agreement.

C. Stock Options. Options for 500,000 shares of common stock with a $0.10 per share strike price to transfer over the term of this agreement (these options will be in addition to option agreements already previously in force). All stock options will have an exercise period of 60 months from origination of documents. In the event Verdisys is acquired, or

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is the non-surviving party in a merger, or sells all or substantially all of its assets, said options will be immediately accelerated to full vesting availability.

4. BENEFITS.

A. Holidays. Andrew Wilson will be entitled to at least 14 paid holidays each calendar year and 10 personal days. Verdisys will notify Andrew Wilson on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Verdisys. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Andrew Wilson is not entitled to any personal holidays during the first six months of employment.

B. Vacation. Andrew Wilson shall be entitled to 20 days paid vacation each year. Accruing annually if not used to a maximum of 60 days over the period of this contract.

C. Sick Leave. Andrew Wilson shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Verdisys. Additional sick leave or emergency leave over and above paid leave provided by the Verdisys, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

D. Medical and Group Life Insurance. Verdisys agrees to include Andrew Wilson in the group medical and hospital plan of Verdisys and provide group life insurance for Andrew Wilson at no charge to Andrew Wilson in the amount of $1,000,000.00 during this Agreement. Andrew Wilson shall be responsible for payment of any federal or state income tax imposed upon these benefits.

E. Automobile. Verdisys will provide to Andrew Wilson the use of an automobile of Andrew Wilson's choice at a gross purchase price not to exceed $45,000.00. Verdisys agrees to replace the automobile with a new one at Andrew Wilson's request no more often than once every two years. Verdisys will pay all automobile operating expenses incurred by Andrew Wilson in the performance of Verdisys duties. Verdisys will procure and maintain in force an automobile liability policy for the automobile with coverage, including Andrew Wilson, in the minimum amount of $1,000,000 combined single limit on bodily injury and property damage.

F. Pension and Profit Sharing Plans. Andrew Wilson shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Verdisys for the benefit of its officers and/or regular employees.

G. Expense Reimbursement. Andrew Wilson shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Andrew Wilson in the performance of Andrew Wilson' duties. Andrew Wilson will maintain records and written receipt as required by the Verdisys policy and reasonably requested by the board of directors to substantiate such expenses.

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5. TERM AND TERMINATION.

A. The Initial Term of this Agreement shall commence on 6/01/03 and it shall continue in effect for a period of 36 months. Thereafter, the Agreement shall be renewed upon the mutual agreement of Andrew Wilson and Verdisys. This Agreement and Andrew Wilson' employment may be terminated at Verdisys' discretion during the Initial Term, provided that Verdisys shall pay to Andrew Wilson an amount equal to payment of Andrew Wilson base salary rate for the remaining period of Initial Term, plus an amount equal to 150% of Andrew Wilson annual base salary. In the event of such termination, Andrew Wilson shall not be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise.

B. This Agreement and Andrew Wilson's employment may be terminated by Verdisys at its discretion at any time after the Initial Term, provided that in such case, Andrew Wilson shall be paid 150% of Andrew Wilson's then applicable annual base salary.

C. This Agreement may be terminated by Andrew Wilson at Andrew Wilson' discretion by providing at least thirty (30) days prior written notice to Verdisys. In the event of termination by Andrew Wilson pursuant to this subsection, Verdisys may immediately relieve Andrew Wilson of all duties and immediately terminate this Agreement, provided that Verdisys shall pay Andrew Wilson at the then applicable base salary rate to the termination date included in original termination notice.

D. In the event that Andrew Wilson is in breach of any material obligation owed Verdisys in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of Verdisys, or is convicted of any criminal act or engages in any act of moral turpitude, then Verdisys may terminate this Agreement upon five (5) days notice to Andrew Wilson. In event of termination of the agreement pursuant to this subsection, Andrew Wilson shall be paid only at the then applicable base salary rate up to and including the date of termination. Andrew Wilson shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

E. In the event Verdisys is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Verdisys agrees to use its best efforts to ensure that the transferee or surviving entity is bound by the provisions of this Agreement.

6. NOTICES.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

         If to Verdisys:                                  If to Andrew Wilson:
         25025 I-45 North., Suite 525                     201 Tipperary Lane
         The Woodlands, TX 77380                          Alameda, Ca. 94502

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7. FINAL AGREEMENT.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only be a further writing that is duly executed by both parties.

8. GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the laws of the state of California.

9. HEADINGS.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. NO ASSIGNMENT.

Neither this Agreement nor any or interest in this Agreement may be assigned by Andrew Wilson without the prior express written approval of Verdisys, which may be withheld by Verdisys at Verdisys' absolute discretion.

11. SEVERABILITY.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. ARBITRATION.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VERDISYS, INC.                 ANDREW WILSON

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